EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In thousands, except per share data)

On October 2, 2017, Griffon Corporation (“Griffon”) completed the acquisition of ClosetMaid, a market leader of home storage and organization products, for approximately $200,000, or $175,000 inclusive of the net present value of tax benefits under the current tax law. ClosetMaid adds to Griffon’s Home and Building Products segment, complementing and diversifying Griffon’s portfolio of leading consumer brands and products.

The following unaudited pro forma condensed combined financial information is based on Griffon’s and Closetmaid’s historical consolidated financial statements and has been prepared and adjusted to give effect to the ClosetMaid acquisition and related financing transactions.

The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2017 give effect to the ClosetMaid acquisition as if it had occurred on October 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the ClosetMaid acquisition as if it had occurred on September 30, 2017.

The pro forma condensed combined financial information contained herein is provided for information purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the ClosetMaid acquisition occurred on the dates indicated. They also may not be useful in predicting, and are not intended to project, the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors, and do not reflect all of the costs, benefits and synergies, or any anticipated tax benefits, that may be incurred or realized as a result of the ClosetMaid acquisition.

The unaudited pro forma financial statements reflect adjustments to give effect to pro forma events that are directly attributable to the ClosetMaid acquisition, factually supportable and, with respect to the pro forma statement of operations, expected to have a continuing impact on the operating results of the combined company. The pro forma adjustments included herein are based upon currently available information and certain assumptions that we believe are reasonable under the circumstances and which are set forth and fully described in the notes below. In addition, the unaudited pro forma condensed combined balance sheet includes pro forma purchase price allocations based upon preliminary estimates of the fair value of the assets acquired and liabilities assumed in connection with the ClosetMaid acquisition. These allocations are preliminary and may be adjusted in the future upon finalization of these preliminary estimates.

The pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by reference to, the following information: (i) the notes to the unaudited pro forma condensed combined financial information below; (ii) Griffon’s audited financial statements as of and for the year ended September 30, 2017, which are included in our Annual Report on Form 10-K for the year then ended filed on November 20, 2017 and incorporated by reference into this filing; and, (iii) ClosetMaid’s audited financial statements as of September 30, 2016 and 2017 and for each of the years in the three-year period ended September 30, 2017, which are included in this filing.

GRIFFON CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2017

(in thousands, except per share data)

	Historical
($ in thousands)	Griffon	ClosetMaid	Adjustments		Pro Forma Combined
Revenue	$1,524,997	$298,500	$—		$1,823,497
Cost of goods and services	1,116,881	215,000	—		1,331,881
Gross profit	408,116	83,500	—		491,616

Selling, general and administrative expenses	339,089	68,600	1,663	a	409,352
Restructuring and other related charges	—	900	—		900
Total operating expenses	339,089	69,500	1,663		410,252

Income from operations	69,027	14,000	(1,663)		81,364

Other income (expense)
Interest (expense) income, net	(51,449)	3,800	(18,996)	b	(66,645)
Other, net	(880)	—	—		(880)
Total other income (expense)	(52,329)	3,800	(18,996)		(67,525)

Income before taxes from continuing operations	16,698	17,800	(20,659)		13,839
Provision (benefit) for income taxes	(1,085)	6,600	(7,658)	c	(2,143)
Income from continuing operations	$17,783	$11,200	$(13,001)		$15,982
Discontinued operations:
Income from operations of discontinued businesses	22,276	—	—		22,276
Provision from income taxes	25,147	—	—		25,147
Loss from discontinued operations	$(2,871)	$—	$—		$(2,871)
Net Income	$14,912	$11,200	$(13,001)		$13,111

Income from continuing operations	$0.43				$0.39
Income from discontinued operations	(0.07)				(0.07)
Basic earnings per common share	$0.36				$0.32
Weighted average shares outstanding	41,005				41,005

Income from continuing operations	$0.41				$0.37
Income from discontinued operations	(0.07)				(0.07)
Diluted earnings per common share	$0.35				$0.30
Weighted average shares outstanding	43,011				43,011

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

GRIFFON CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2017

	Historical				Pro Forma
($ in thousands)	Griffon	ClosetMaid	Adjustments		Combined
CURRENT ASSETS
Cash and equivalents	$47,681	$8,800	$63,650	d	$120,131
Accounts receivable, net of allowances	208,229	31,500	—		239,729
Contract costs and recognized income not yet billed, net of progress payments	131,662	—	—		131,662
Inventories, net	299,437	34,900	—		334,337
Prepaid and other current assets	40,067	12,700	(3,200)	e	49,567
Assets of discontinued operations held for sale	370,724	—	—		370,724
Assets of discontinued operations not held for sale	329	—	—		329
Total Current Assets	1,098,129	87,900	60,450		1,246,479

PROPERTY, PLANT AND EQUIPMENT, net	232,135	32,700	11,434	e	276,269
GOODWILL	319,139	141,900	(63,399)	f	397,640
INTANGIBLE ASSETS, net	205,127	1,300	71,165	e,f	277,592
OTHER ASSETS	16,051	400	3,200	e	19,651
ASSETS OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	2,960	—	—		2,960
Total Assets	$1,873,541	$264,200	$82,850		$2,220,591

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$11,078	$1,700	$—		$12,778
Accounts payable	183,951	44,700	—		228,651
Accrued liabilities	83,258	13,800	1,243	g	98,301
Liabilities of discontinued operations held for sale	84,450	—	—		84,450
Liabilities of discontinued operations not held for sale	8,342	—	—		8,342
Total Current Liabilities	371,079	60,200	1,243		432,522

LONG-TERM DEBT, net of issuance costs	968,080	3,400	271,207	h	1,242,687
OTHER LIABILITIES	132,537	11,000	—		143,537
LIABILITIES OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	3,037	—	—		3,037
Total Liabilities	1,474,733	74,600	272,450		1,821,783

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	398,808	189,600	(189,600)	i	398,808
Total Liabilities and Shareholders’ Equity	$1,873,541	$264,200	$82,850		$2,220,591

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of ClosetMaid Acquisition

On October 2, 2017, Griffon completed the acquisition of ClosetMaid, a market leader of home storage and organization products, for approximately $200,000, or $175,000 inclusive of the net present value of tax benefits. ClosetMaid adds to Griffon’s Home and Building Products segment, complementing and diversifying Griffon’s portfolio of leading consumer brands and products.

Griffon financed the acquisition of ClosetMaid, and payment of related fees and expenses, with an add-on offering of $275,000 aggregate principal amount of 5.25% Senior Notes due 2022 (the “New Notes”). The bonds were issued at a 1% premium. Griffon will use the remaining proceeds for general corporate purposes (including, without limitation, to temporarily repay borrowings under its revolving credit facility).

Griffon’s SG&A expenses included $8,055 of acquisition costs in 2017 related to the ClosetMaid acquisition.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared to give effect to the completed ClosetMaid acquisition, which will be accounted for using the acquisition method of accounting. The unaudited pro forma condensed combined financial information was based on the historical financial statements of Griffon and ClosetMaid. All pro forma financial statements use Griffon’s period-end date.

The acquisition method of accounting under U.S. GAAP requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values at the acquisition date. Fair value is defined under U.S. GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

We have made initial, preliminary fair value estimates of the assets to be acquired and liabilities to be assumed from ClosetMaid for the purposes of presenting these unaudited pro forma condensed combined financial statements. Consequently, the recorded assets and liabilities on ClosetMaid’s financial statements, along with our initial fair value estimates, were added to those of Griffon. Financial statements and reported results of operations of Griffon for periods following completion of the acquisition may reflect different values, and the related depreciation and amortization thereof, after Griffon completes the process of valuing the assets acquired and liabilities assumed. However, any adjustments will not be retroactively restated to reflect the historical financial position or results of operations of ClosetMaid for periods prior to the acquisition.

Acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the acquired company are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma condensed combined financial statements reflect acquisition-related transaction costs incurred by Griffon, as noted above. The unaudited pro forma condensed combined financial statements reflect no restructuring and integration charges that may be incurred in connection with the acquisition.

Certain immaterial reclassifications were made to the overall presentation of ClosetMaid’s financial statements to conform to Griffon’s presentation.

3.	Accounting Policies

Griffon has not identified any differences in accounting policies that would have a material impact on the condensed combined financial statements except as detailed below.

4.	Assets Acquired and Liabilities Assumed

The estimated assets acquired and the liabilities assumed by Griffon in the acquisition of ClosetMaid, reconciled to the consideration transferred, are provided below:

As of September 30, 2017

Allocation of purchase price to the fair value of net assets acquired:
Accounts receivable, net	$31,500
Inventories, net	34,900
Other current assets	9,500
Property, plant and equipment, net	44,134
Intangible assets, net	72,465
Goodwill	78,501
Other assets	3,600
Total assets acquired	274,600

Notes payable and current portion of long-term debt	1,700
Accounts payable and accrued liabilities	58,500
Long-term debt	3,400
Other liabilities	11,000
Total liabilities assumed	74,600

Total	$200,000

The above table reflects a preliminary fair value allocation of the assets acquired and liabilities assumed and the $200,000 consideration does not consider cash acquired and working capital adjustments that the company believes will net to an immaterial amount.

Notes payable and current portion of long-term debt and Long-term debt reflect the assumption of capital leases. The above allocation is preliminary with the final allocation to be based upon the balance sheet as of the closing date of the ClosetMaid acquisition.

5.	Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of ClosetMaid acquisition; Note 2. Basis of Presentation.

a.	To adjust for the amortization attributable to the estimated fair value of identified definite-lived intangible assets as follows:

Definite-lived Intangibles	Balance	Identified Life	Annual Amortization
Technology	$8,500	10	$850
Patents	2,410	9	268
Non-compete agreement	658	10	66
Customer relationships	11,977	25	479
Totals	$23,545		$1,663

b.	To eliminate interest income recorded by ClosetMaid, consisting of interest income on intercompany receivable from Emerson, and to recognize the net cost of debt incurred by Griffon in connection with the acquisition of ClosetMaid as follows at an assumed rate of interest which would be higher if we are required to draw down on the Bridge Facility to pay for all or any portion of the ClosetMaid acquisition:

Fiscal Year 2017
Interest expense on New Notes	$14,438
Amortization of debt issuance costs	1,308
Elimination of ClosetMaid interest income	3,800
Amortization of bond premium	(550)
Totals	$18,996

c.	Griffon has estimated an incremental 37% tax rate in assessing the tax impact of ClosetMaid’s results of operations and the related effect of the pro forma adjustments. The effective tax rate and tax accounts in the balance sheet of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including tax planning opportunities, cash repatriation decisions and geographic mix of income.

d.	Adjustment to cash consists of the following:

September 30, 2017
Total change in debt, Note (h)	$271,207
Purchase of ClosetMaid	(200,000)
Removal of ClosetMaid cash	(8,800)
Accrued interest received at closing, Note (g)	1,243
Total change in cash	$63,650

e.	The pro forma balance sheet adjustments included reclassifications of certain balances to conform to Griffon’s balance sheet presentation. ClosetMaid’s current deferred taxes of $3,200 were reclassified from prepaid and other current assets to other assets as Griffon has already adopted Financial Accounting Standard Board ASU 2015-17 “Balance Sheet Classification of Deferred Taxes”. ClosetMaid’s capitalized software of $700 was reclassified from intangible assets, net, to property, plant and equipment, net, to be consistent with Griffon’s balance sheet presentation. A summary of the adjustment to property, plant and equipment, net, which also includes a preliminary fair value adjustment of $10,734, follows:

Fixed Assets
Preliminary fair value adjustment	$10,734
Reclassification of capitalized software	700
Totals	$11,434

f.	Goodwill and intangible assets, net includes amounts to reflect the ClosetMaid acquisition as well as the reclassification of capitalized software discussed in note (e) above as follows:

		Acquired Intangible
	Goodwill	Assets, Net
Remove ClosetMaid goodwill	$(141,900)	$—
Goodwill from ClosetMaid acquisition	78,501	—
Indefinite-lived Intangibles from ClosetMaid acquisition	—	48,920
Definite-lived Intangibles from ClosetMaid acquisition	—	23,545
Reclassification of capitalized software	—	(700)
Remove ClosetMaid intellectual property		(600)
Totals	$(63,399)	$71,165

g.	Bondholders of the New Notes paid Griffon interest expense upon closing. This amount reflects accrued interest from what would have been the previous semi-annual interest payment through the date of closing of the New Notes. Griffon will return this balance to the bondholders on the next scheduled semi-annual interest payment date.

h.	To record the principal and premium received related to the issuance of the New Notes less estimated financing costs as follows:

September 30, 2017
Proceeds from New Notes	$275,000
Premium received on issuance of New Notes	2,750
Debt issuance costs	(6,543)
Total change in debt	$271,207

i.	To eliminate ClosetMaid’s historical equity.